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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934


            Date of Report (Date of earliest reported) July 11, 2001


                               AMERICAN IDC CORP.
               (Exact name of registrant as specified in charter)


          Florida                     000-31541                  65-0941058
(State or other jurisdiction         (Commission               (IRS Employer
     of incorporation)               File Number)            Identification No.)


           Suite 625, 9800 South Sepulveda Blvd, Los Angeles, CA     90045
               (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code  (310) 445-2529



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On June 29, 2001, the Company announced it's intent to acquire 100% of the issued share capital of White Rock Holdings Limited ("White Rock"), a South African diamond mining and exploration Company, for $6,000,000. The current shareholders of White Rock Holdings Limited will be issued 4.2 million new shares in American IDC Corp. at a deemed value of $1.50 per share, which was the price at which the last trade of the Registrant occurred.

The total issued and outstanding shares of the Company will rise from 5.1 million to 9.3 million. Subject to the terms of the transaction, the 4.2 million new shares to be held by the over 70 shareholders of White Rock Holdings Ltd. will be subject to a minimum 12 month trade restriction.

The transaction will be followed by a financing drawdown over a period of three months of two amounts of $300,000 plus a final amount of $400,000 for a total amount of $1,000,000 over the subsequent three month period. The funds raised are intended to be applied to bringing White Rock's current projects to the stage of feasibility. A geotechnical valuation report will then be commissioned and a second issue of shares is planned, at the ruling share price at the time, in an effort to raise an additional $9,000,000. These funds are intended to bring the mines into the next stage of diamond production.

Pursuant to the terms of the Agreement, the Registrant will also assume all diamond projects that have been acquired by or are in the process of being acquired by White Rock.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL  INFORMATION
                  AND EXHIBITS

(a) Financial Statements of White Rock Holdings Ltd. will be filed by amendment on or before September 11, 2001.

(b)      Exhibits

         99.1 Press Release of the Registrant, "American IDC to Acquire Prime South African Diamond Mining Operation", dated June 21, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized

Date:  July 11, 2001                        American IDC Corp.


                                            /s/ Gordon Lee
                                            ------------------------------------
                                            Gordon F. Lee
                                            President